FOURTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FOURTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into as of February 29, 2008, by and among SMF Energy Corporation, a Delaware corporation and successor-by-merger to Streicher Mobile Fueling, Inc., a Florida corporation ("SMF"); SMF Services, Inc., a Delaware corporation ("SSI"); H & W Petroleum Company, Inc., a Texas corporation ("H & W" and, together with SMF and SSI, collectively, "Borrower"); and Wachovia Bank, National Association, a national banking association and successor-by-merger to Congress Financial Corporation (Florida) ("Lender").

R E C I T A L S

A. Borrower and Lender are parties to that certain Loan and Security Agreement dated September 26, 2002 (as at any time amended, restated, supplemented or otherwise modified, the "Loan Agreement"). The Obligations under (and as defined in) the Loan Agreement are guaranteed by Streicher Realty, Inc., a Florida corporation ("Guarantor").

B. The parties hereto desire to amend the Loan Agreement upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Each capitalized term used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such term in the Loan Agreement.

2. Subject to the satisfaction of each of the conditions precedent set forth in this Amendment, the Loan Agreement is hereby amended, as of February 29, 2008, as follows:

(a) By adding to Section 1 of the Loan Agreement, immediately following existing Section 1.79, the following new definitions:

1.80 "Certificate of Designation" shall mean that certain Certificate of Designation of Series A Convertible Preferred Stock of SMF Energy Corporation, dated as of February 29, 2008.

1.81 "February 2008 Consent Letter" shall mean that certain letter agreement, dated as of August 29, 2008, from Lender to Borrower regarding Lender's consent to the issuance of Series A Preferred Stock by SMF.

1.82 "Reprieve Period" shall mean each period of time commencing on or after February 29, 2008, that satisfies each of the following conditions: (a) such period commences on the date that Borrower and Lender enter into an amendment of an existing standby letter of credit to increase the principal balance thereunder by $250,000 and ends on the date ten (10) days thereafter, (b) such period commences no earlier than ten (10) days after the end of any prior Reprieve Period, and (c) no more than one (1) Reprieve Period shall have occurred prior to such period.

1.83 "Series A Preferred Stock" shall mean Capital Stock of SMF consisting of "Series A Preferred Stock" issued pursuant to, and as such term is defined in, the Certificate of Designation.

(b) By deleting the semicolon at the end of Section 9.7(b)(iii)(E) of the Loan Agreement and by substituting in lieu thereof the following:

", and (F) SMF shall not issue any Series A Preferred Stock except as and to the extent set forth in the February 2008 Consent Letter;"

(c) By deleting the period at the end of Section 9.11(b) of the Loan Agreement and by substituting in lieu thereof the following:

", and (c) SMF may declare and pay dividends on Series A Preferred Stock as and to the extent set forth in the Certificate of Designation, so long as no Event of Default exists either before or immediately after the declaration or payment of any such dividend, no Event of Default would result therefrom, and Borrowers deliver to Lender written notice of any such dividend not less than ten (10) Business Days prior to payment thereof, and (d) SMF shall be permitted to redeem all or any portion of the Series A Preferred Stock with proceeds of any issuance or sale by SMF of Capital Stock consisting of common shares of SMF, so long as no Event of Default exists either before or immediately after such issuance, sale or redemption, no Event of Default would result therefrom, and Borrowers deliver to Lender written notice of any such redemption not less than ten (10) Business Days prior to the consummation thereof."

(d) By deleting Section 9.21 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

9.21 Fixed Charge Coverage Ratio. Borrower shall not, as of any month end in which the Average Excess Availability is less than the amount set forth below and corresponding to such month, or as of the end of any month during which an Event of Default occurs or exists, on a cumulative basis for the applicable fiscal year, permit the ratio of (a) EBITDA to (b) Fixed Charges to be less than 1.0 to 1.0.

Month	Average Excess Availability
February 2007	$1,500,000
March 2007	$1,500,000
April 2007	$1,500,000
May 2007	$1,500,000
June 2007	$2,500,000
July 2007	$2,500,000
August 2007	$2,500,000
September 2007	$2,500,000
October 2007	$1,800,000
November 2007	$800,000
December 2007	$800,000
January 2008	$800,000
February 2008 and each month thereafter	$1,200,000

(e) By deleting Section 9.22 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

9.22 Excess Availability. Borrower shall maintain Excess Availability as determined by Lender in an amount not less than: (a) at all times on or before November 22, 2007, $750,000, (b) at all times during the period beginning on November 23, 2007, and ending on December 30, 2007, $500,000, (c) at all times on and after December 31, 2007 (other than during any Reprieve Period), $750,000, and (d) during any Reprieve Period, $500,000.

(f) By extending the "Renewal Date" set forth in Section 12.1(a) of the Loan Agreement from June 30, 2008, to December 31, 2008.

3. Borrower hereby ratifies and reaffirms the Obligations, each of the Financing Agreements and all of Borrower's covenants, duties, indebtedness and liabilities under the Financing Agreements.

4. Borrower hereby acknowledges and stipulates, to induce Lender to enter into this Amendment, that the Loan Agreement and the other Financing Agreements executed by Borrower are legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by Borrower); and the security interests and liens granted by Borrower in favor of Lender are duly perfected, first priority security interests and liens.

5. Borrower represents and warrants to Lender, to induce Lender to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and except as may have been disclosed in writing by Borrower to Lender prior to the date hereof, all of the representations and warranties made by Borrower in the Loan Agreement are true and correct on and as of the date hereof.

6. In consideration of Lender's willingness to enter into this Amendment, Borrower hereby agrees to pay to Lender a nonrefundable amendment fee (the "Amendment Fee") in the amount of sixty two thousand five hundred dollars ($62,500), which Amendment Fee shall be fully earned on the date hereof and shall be payable in three installments as follows: (a) twenty two thousand five hundred dollars ($22,500) in immediately available funds on March 1, 2008, (b) twenty thousand dollars ($20,000) in immediately available funds on April 1, 2008, and (c) twenty thousand dollars ($20,000) in immediately available funds on May 1, 2008. Additionally, to induce Lender to enter into this Amendment and grant the accommodations set forth herein, Borrower hereby agrees to pay, on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Financing Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

7. The effectiveness of the amendments to the Loan Agreement set forth in this Amendment is subject to the satisfaction of each of the following conditions precedent, in each case in form and substance satisfactory to Lender:

(a) Lender shall have received duly executed and delivered counterparts of this Amendment from Borrower and Guarantor;

(b) Lender shall have received full payment of the first installment of the Amendment Fee on the date such installment is payable;

(c) SMF shall have received gross cash proceeds from the issuance of Series A Preferred Stock (as defined in that certain letter agreement, of even date herewith, regarding Lender's consent to the issuance of such stock (the "Consent Letter")) in an amount not less than $500,000, and the holders of not less than $2,000,000 in principal amount of November 2007 Subordinated Debt (as defined in the Consent Letter) shall have exchanged such Subordinated Debt for Series A Preferred Stock of SMF, all as contemplated by the Consent Letter; and

(d) no Default or Event of Default shall exist or occur on the date hereof.

8. Upon the effectiveness of the amendments set forth in this Amendment, each reference in the Loan Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

9. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to its conflict of laws principles.

11. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Financing Agreements, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

12. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually-executed signature page delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature page hereto.

13. Borrower hereby releases and forever discharges Lender and each and every one of its directors, officers, employees, representatives, legal counsel, agents, parents, subsidiaries and affiliates, and persons employed or engaged by them, whether past or present (hereinafter collectively referred to as the "Lender Releasees"), of and from all actions, agreements, damages, judgments, claims, counterclaims, and demands whatsoever, whether liquidated or unliquidated, contingent or fixed, determined or undetermined, at law or in equity, which Borrower had, now has, or may at any time have against the Lender Releasees, or any of them, for, upon or by reason of any matter, cause or thing whatsoever to the date of this Amendment, whether arising out of, related to or pertaining to the Obligations, the Financing Agreements or otherwise, including, without limitation, the negotiation, closing, administration and funding of the Obligations or the Financing Agreements. Borrower acknowledges that this provision is a material inducement for Lender entering into this Amendment and that this provision shall survive the payment in full of all Obligations and the termination of all Financing Agreements.

[Remainder of page intentionally left blank; signatures commence on following page.]

To the fullest extent permitted by applicable law, each party hereto hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

"LENDER": WACHOVIA BANK, NATIONAL ASSOCIATION By: /s/ Pat Cloninger Name: Pat Cloninger Title: Director

"BORROWER":

SMF ENERGY CORPORATION

By: /s/ Michael S. Shore
Name: Michael S. Shore
Title: Senior Vice President & Chief Financial Officer

SMF SERVICES, INC.

By: /s/ Michael S. Shore
Name: Michael S. Shore
Title: Senior Vice President & Chief Financial Officer

H & W PETROLEUM COMPANY, INC.

By: /s/ Michael S. Shore
Name: Michael S. Shore
Title: Senior Vice President & Chief Financial Officer

Fourteenth Amendment to Loan and Security Agreement

JOINDER

The undersigned: (1) acknowledges and confirms that Lender’s loans, advances and credit to Borrower have been, are and will continue to be of direct economic benefit to the undersigned, (2) acknowledges that it has previously waived any right to consent to the foregoing Amendment or any future amendment to the Loan Agreement but, nevertheless, consents to all terms and provisions of the foregoing Amendment that are applicable to it, and agrees to be bound by and comply with such terms and provisions, and (3) acknowledges and confirms that its guaranty in favor of Lender executed in connection with the Loan Agreement is valid and binding and remains in full force and effect in accordance with its terms (without defense, setoff or counterclaim against enforcement thereof), which include, without limitation, its guaranty in connection with the Loan Agreement, as modified by the foregoing Amendment.

"GUARANTOR": STREICHER REALTY, INC., a Florida corporation By: /s/ Michael S. Shore Name: Michael S. Shore Title: Senior Vice President & Chief Financial Officer

Fourteenth Amendment to Loan and Security Agreement